UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2022

PLIANT THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39303	47-4272481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Littlefield Avenue, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 481-6770

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2022 (the “Effective Date”), Pliant Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (“Agreement”) by and among the Company, Oxford Finance LLC, as lender (in such capacity, the “Lender”), and Oxford Finance LLC, in its capacity as collateral agent (in such capacity, the “Agent”), pursuant to which the Lender has agreed to lend the Company, subject to the terms and conditions therein, a series of term loans up to an aggregate principal amount of $100.0 million (the “Term Loans”), of which $25.0 million is subject to the Lender’s sole discretion.

Pursuant to the Agreement, the Company received an initial Term Loan of $10 million of an initial $25 million tranche at closing, with the remaining $15 million available through the end of the year. The Company has access to an additional $75 million over three tranches, $50 million of which is at its option upon the satisfaction of certain conditions related to the development of PLN-74809 and one of the Company’s preclinical product candidates, and $25 million at the Lender’s discretion.

The proceeds from the Term Loans may be used as working capital and to fund the Company’s general business requirements in accordance with the provisions of the Agreement. In connection with the Agreement, the Company granted the Collateral Agent a security interest in substantially all of the Company’s assets now owned or hereafter acquired, excluding intellectual property (but including the right to payments and proceeds of intellectual property) and certain customary exceptions, and a negative pledge on substantially all of the Borrower’s and its subsidiaries’ intellectual property.

The principal amount outstanding under the Term Loans shall accrue interest at a rate per annum equal to 1-month term SOFR plus eight and one half percent (8.50%) (subject to an agreed upon floor and cap). Interest is payable monthly in arrears on the first calendar day of each calendar month, commencing on July 1, 2022. Beginning on July 1, 2026, which may be extended to July 1, 2027 (subject to certain conditions set forth in the Agreement), the Company shall repay the Term Loans in consecutive equal monthly payments of principal, together with applicable interest, in arrears. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on May 1, 2027, which may be extended to May 1, 2028 (subject to certain conditions set forth in the Agreement).

The Company will be required to make a final payment of 5.50% (or 7.50% if the amortization date of the Term Loans has been extended to July 1, 2027 (as discussed above)) of the original principal amount of the Term Loans that were drawn, payable at maturity or upon any earlier acceleration or prepayment of the Term Loans. The Company may prepay the Term Loans in whole or in part, subject to a prepayment fee equal to (i) if prepaid on or before the first anniversary date of the funding date of such Term Loan, 3.0% of the principal amount of the applicable Term Loan prepaid, (ii) if prepaid after the first anniversary and on or before the second anniversary of the funding date of such Term Loan, 2.0% of the principal amount of the applicable Term Loan prepaid, and (iii) if prepaid after the second anniversary and on or before the third anniversary of the funding date of such Term Loan prepaid, 1.0% of the principal amount of the applicable Term Loan prepaid. All Term Loans will be subject to a facility fee of 0.5% of the principal amount of the such funded Term Loan.

The Agreement contains representations and warranties, affirmative, and negative covenants, and events of default that are customary for loans of this type. The occurrence of an event of default could result in the acceleration of the obligations under the Agreement, termination of the Term Loan commitments and the right to foreclose on the collateral securing the obligations. During the existence of an event of default, the Term Loans will accrue interest at a rate per annum equal to 5% above the otherwise applicable interest rate.

The foregoing description is a summary of the material terms of the Agreement, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of May 4, 2022, among Pliant Therapeutics, Inc., as borrower, Oxford Finance LLC, as collateral agent and lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLIANT THERAPEUTICS, INC.

Date: May 4, 2022	By:	/s/ Keith Cummings
Keith Cummings, M.D., MBA
Chief Financial Officer